June 22, 2006

Masters’ Select Funds Trust
Four Orinda Way, Suite 230D
Orinda, CA 94563

Attn: Mr. John Coughlan

Re:	Masters’ Select Funds Trust (the “Registrant”)

Ladies and Gentlemen

We hereby consent to the continued use in the Registrant’s Registration Statement, until its withdrawal, of our opinions (the “Prior Opinions”) respecting the legality of the shares of beneficial interest for the following series of the Registrant: Masters’ Select Equity Fund; Masters’ Select International Fund; Masters’ Select Value Fund; Masters’ Select Smaller Companies Fund; and Masters’ Select Focused Opportunity Fund.

The Prior Opinions were previously filed as exhibits to the Registrant’s Registration Statement, and various amendments thereto.

Very truly yours,

PAUL, HASTINGS, JANOFSKY & WALKER LLP